Exhibit 10.5

LOAN AGREEMENT

This LOAN AGREEMENT (“Loan Agreement”) is entered into as of the 8th day of September, 2008 by AVP, Inc., a Delaware corporation (the “Borrower”), and RJSM Partners, LLC, a Delaware limited liability company (the “Lender”).

INTRODUCTION

WHEREAS, the Borrower has requested that the Lender extend the Borrower credit and whereas the Lender is willing to extend such credit on the terms and conditions contained in this Loan Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, and in order to induce the Lender to extend such credit, the Borrower and the Lender hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1      Definitions and Exhibits.  Terms defined above or in the text of this Loan Agreement shall have the meanings there set forth herein.  Other capitalized terms shall have the meaning set forth in the Definitions Addendum, which is attached and incorporated herein.  All exhibits to this Loan Agreement are also incorporated herein.

ARTICLE 2
THE COMMITMENT

Section 2.1      Term Commitment.  Subject to the terms and conditions of this Loan Agreement, the Lender agrees to make a loan on September 8, 2008 (the “Initial Effective Date”) to the Borrower in the principal amount of $1,803,250 (the “Initial Loan”) and to make another loan on or before September 15, 2008 (the “Second Effective Date”) to the Borrower in the principal amount of $1,000,000 (the “Second Loan” and, together with the Initial Loan, the “Loans”).  An additional principal amount of up to $1.5 million (the “Additional Loan”) may be loaned in accordance with Section 5.1 hereof within sixty (60) days after the Initial Effective Date.  The Loans shall bear interest as provided in this Loan Agreement.  The Initial Loan shall be evidenced by this Loan Agreement and the Note.  The Second Loan shall be evidenced by this Loan Agreement and a note (the “Second Note” and, together with the Note, the “Notes”) that will contain substantially similar terms and conditions as the Note, except for the following terms:  (i) the principal amount of the Second Note, (ii) the issue date of the Second Note, and (iii) the initial date on which interest will begin accruing on the Second Note.

Subject to the conditions set forth in this Loan Agreement, the Lender shall disburse by wire transfer of immediately available funds to the account of the Borrower listed on Exhibit B (i) the Initial Loan amount on the Initial Effective Date and (ii) the Second Loan amount on the Second Effective Date.

Section 2.2      Evidence of Indebtedness.  The Borrower shall maintain records evidencing amounts of principal and interest paid by or on behalf of the Borrower to the Lender hereunder.  The books and records of the Borrower shall be prima facie evidence, absent manifest error, of all amounts of principal, interest, outstanding or repaid pursuant to this Loan Agreement or any other Related Document.

ARTICLE 3
REPAYMENT AND INTEREST

Section 3.1      Payment Of Principal and Interest.  The outstanding principal balance of the Notes (the “Maturity Date Payment”) shall be due and payable in kind on September 1, 2013 (the “Maturity Date”), as set forth below.  On the Maturity Date, the Maturity Date Payment shall be paid by delivery by the Borrower to the Lender of the Aggregate Number of Restricted Shares (as defined in the Securities Purchase Agreement); provided, that, the foregoing obligation shall not be applicable if a Change of Control occurs before the Maturity Date and the Borrower has performed its obligations under Section 5.3; and provided further, that prior to the Maturity Date, the Lender may cause the Borrower to prepay any portion of the outstanding principal amount of the Loans (such amount of principal being the “Prepayment Amount”) whereupon (i) the Borrower shall release an amount of Restricted Shares equal to the quotient of the Prepayment Amount and the Restricted Share Price, and (ii) all interest accrued under this Loan Agreement on the Prepayment Amount prior to such payment of the Prepayment Amount shall be deemed to be forgiven by the Lender.  The outstanding principal balance due on the Loans shall be determined as specified in Section 3.2.

Section 3.2      Interest Rate, Interest Compounding, Outstanding Principal Balance.  For the purpose of calculating the payment to be made in Section 5.3(a) or Section 6.2(a) only, interest on the outstanding principal balance of the Loans: (a) shall accrue at eighteen percent (18%) per annum, based on a year of 360 days and actual days elapsed, (b) shall be compounded annually and shall accrue from the Effective Date until the Loans are paid in cash, if such cash payment is elected by the Lender pursuant to Section 5.3(a) or Section 6.2(a), and (c) if applicable, will be paid by the Borrower on the entire outstanding principal amount of the Loans in cash by adding such interest to such outstanding principal amount on the applicable payment date.  If it is ever determined that the rate of interest was in excess of any maximum rate (if any) prescribed by law, then that portion of interest payments in cash or in Restricted Shares representing any amounts in excess of said maximum shall be deemed a payment of principal and applied by the Lender at any time against principal.

Section 3.3      Manner, Method, Place, Time and Application of Payment, Reinstatement, Waivers.  If a payment is to be made in cash, Obligations shall be paid in lawful currency of the United States to the Lender by wire transfer in immediately available funds to such bank account as the Lender may designate in writing.  The liability of the Borrower hereunder and under any other Related Document shall be reinstated and revived and the rights of the Lender shall continue to the extent of any amount at any time paid by or on behalf of the Borrower if such amount shall thereafter be required to be restored, returned or forfeited by the Lender pursuant to any

Requirement of Law, and the Borrower’s liability therefor shall continue as if such amount had not been paid.

If the Borrower makes any payments under this Loan Agreement or the Notes, the Borrower shall be permitted to make any such payment after applying counterclaim, set-off, and after deduction for any Taxes.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1      Validity of the Notes.  The Borrower represents and warrants to the Lender that it has all requisite corporate power and corporate authority to issue, execute and deliver the Notes.  All action required to be taken for the due and proper authorization, execution, and delivery of the Notes has been duly and validly taken, and, when paid for as provided in this Loan Agreement, the Notes will be duly and validly issued and outstanding and will constitute a valid and legally binding obligation of the Borrower.

ARTICLE 5
COVENANTS

Until principal and interest on the loan is paid in full in the manner described herein, the Borrower hereby covenants and agrees that unless the Lender otherwise consents in writing, the Borrower shall:

Section 5.1      Additional Loans.  The Borrower agrees that the Lender may designate other investors reasonably acceptable to the Borrower (each, an “Additional Lender” and, collectively, the “Additional Lenders”), to lend the Borrower the Additional Loan at any time or times on or before the sixtieth (60th) day following the Initial Effective Date or such later date as shall be mutually agreed to by the Borrower and the Additional Lenders.  With respect to any Additional Loan, such loan shall be made on the same terms and conditions set forth in this Loan Agreement.

Section 5.2      Incurrence of Indebtedness.  The Borrower shall not create, incur, assume or suffer to exist any Indebtedness that either (a) ranks senior in right of payment to the Loans or (b) is secured.

Section 5.3      Change of Control.  Within sixty (60) days upon the occurrence of a Change of Control, the Borrower shall be required to make an offer to repurchase the Notes, at which time the Lender shall provide written notice to the Borrower within five (5) days upon receiving the offer by the Borrower that such Lender, or Additional Lenders, as the case may be, at a price equal to (a) a cash payment 100% of the outstanding principal amount of the Notes, plus all accrued and unpaid interest on such outstanding principal amount to the date of payment and (b) an in kind payment of a number of Restricted Shares equal to the Aggregate Number of Restricted Shares less the aggregate number of any Restricted Shares delivered to the Lender as payment of a Prepayment Amount pursuant to Section 3.1 hereof, if any.

Section 5.4      Matters Requiring Vote.  So long as at least 50% of the aggregate principal amount of the Loans are outstanding and after the Second Note is issued after the Second Loan is made, the Borrower shall not, without first obtaining the approval of the Lender, if the Lender holds Notes that represents at least a majority of the aggregate outstanding principal amount of the Loans, given in writing:

(i)  whether in a single or in a series of related transactions, effect any sale, transfer, lease, merger or reorganization involving all or any material portion of the Borrower’s assets or business ;

(ii)  effect any single or a series of related acquisitions with a valuation in excess of $500,000;

(iii)  alter or change the rights or preferences of the Lender;

(iv)  create any series or class or any other security convertible or exchangeable into or for equity securities having a preference senior to or pari passu with the Series B Preferred Stock as defined in the Securities Purchase Agreement;

(v)  incur or suffer to exist any Indebtedness in excess of $500,000 other than such Indebtedness existing on the Initial Effective Date and except for any Indebtedness otherwise permitted by the terms of this Loan Agreement, including the Second Loan and any Additional Loans, and determined in accordance with GAAP;

(vi)  redeem or repurchase any equity securities of the Borrower;

(vii)  take any action, or fail to take any action, that could result in taxation of the Lender under Section 305 of the Internal Revenue Code;

(viii)  amend, alter or repeal the Certificate of Incorporation or Bylaws of the Corporation in a manner that materially affects the Lender;

(ix)  issue any warrants not outstanding as of the date hereof; provided, that the Lender’s consent shall not be required in connection with the issuance of warrants or other convertible securities that represent the right to acquire not more than 2.5% of the then outstanding shares of common stock on a fully diluted basis; or

(x)  create or issue any other Series B Preferred Stock.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.1      Events of Default.  Without regard to previous knowledge or any forbearance by the Lender, the following shall be defaults under this Loan Agreement and the terms “Event of Default”, “default” or “Default” shall mean anyone or more of the following events:

(a)           Payment Default.  The Borrower shall fail to pay or cause to be paid when due any portion of any Obligation; or

(b)           Breach of Covenants of Failure of any Condition.  The Borrower shall fail to perform, keep or observe any material provision not involving a payment obligation in this Loan Agreement or any other Basic Documents, and any such failure shall remain unremedied for thirty (30) days after written notification thereof shall have been given to the Borrower by the Lender; or

(c)           Breach of Representation or Warranty.  Any representation or warranty made by the Borrower in this Loan Agreement or any other Basic Documents shall prove to have been untrue or misleading when made or becomes untrue in any material respect; or

(d)           Bankruptcy etc.  The Borrower or any of its subsidiaries shall dissolve or liquidate or take an equivalent action or an involuntary petition shall have been filed under any federal or state bankruptcy, reorganization, insolvency, moratorium or similar statute against the Borrower or any of its subsidiaries, or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official shall be appointed to take possession, custody, or control of the property of the Borrower or any of its subsidiaries, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of said filing or appointment; or the Borrower or its subsidiaries shall admit in writing its inability to pay any of its debts as they mature, or shall file any petition or action for relief relating to any bankruptcy, reorganization, insolvency or moratorium law, or any other similar law or laws for the relief of, or relating to, debtors; or the Borrower or any of its subsidiaries shall make a general assignment for the benefit of creditors or enter into an agreement of composition with its creditors.

Section 6.2  Acceleration and Remedies Following Event of Default.  With respect to any Event of Default, the Lender, or Additional Lenders, as the case may be, may, upon notice (of any nature allowed by law) to the Borrower, declare all Obligations (or any part thereof), to be forthwith due and payable and shall have the right to elect that payment be made  without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, in an amount equal to (a) a cash payment equal to 100% of the outstanding principal amount of the Notes, plus all accrued and unpaid interest on such outstanding principal amount to the date of payment and (b) an in kind payment equal to a number of Restricted Shares equal to the quotient of (1) the outstanding principal amount of the Notes, plus all accrued and unpaid interest on such outstanding principal amount to the date of payment, and (2) the Restricted Share Price; provided, however, that in no event shall the number of Restricted Shares delivered to the Lender pursuant to this paragraph exceed the Aggregate Number of Restricted Shares less the aggregate number of any Restricted Shares delivered to the Lender as payment of a Prepayment Amount pursuant to Section 3.1 hereof, if any.

In addition, upon any Event of Default, the Lender may without prior notice or demand, exercise any and all rights available to it under this Loan Agreement or any other Basic

Documents in equity or by applicable law.  No action taken by the Lender shall be deemed to be an election of remedies by the Lender, it being the intent of the parties that the Lender shall be entitled repeatedly to exercise all remedies separately or concurrently and in any manner allowed by law.

Failure of the Lender or any Additional Lender to elect to make the Additional Loan shall not constitute a breach of this Loan Agreement.

ARTICLE 7
MISCELLANEOUS

Section 7.1   Certain Terms. As used herein, “Sections” refers to sections of this Loan Agreement. As used herein, the expression “this Agreement” means the body of this Loan Agreement; and the expressions “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Loan Agreement and not to any particular part or subdivision thereof. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

Section 7.2   Captions.  The captions, headings and arrangements used in this Loan Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

Section 7.3   Notices.  Whenever this Loan Agreement requires or permits any consent, approval, notice, request or demand from one party to another, such consent, approval, notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by facsimile with telephonic confirmation, when actually received by the party to whom notice is sent, (ii) if delivered by mail within the United States (whether actually received or not), at the close of business on the third business day next following the day when placed in the federal mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith) or (iii) if delivered by mail to any party located outside the United States, when received by the party to whom notice is sent:

If to the Lender, to:

RJSM Partners, LLC

660 Madison Avenue

17th Floor

New York, New York 10065

Attention: Nicholas Lewin

Fax: 212-898-1161

and, with a copy to (which shall not constitute notice):

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166-4193

Attention: George Soterakis, Esq.

Fax: 212-294-4700

If to the Borrower, to:

AVP, Inc.

6100 Center Drive, 9th Floor
Los Angeles, CA 90045

Attention: General Counsel

Fax: 310-426-8010

with a copy to  (which shall not constitute notice):

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Boulevard

Los Angeles, CA 90064

Attention: Paul Irving, Esq.

                David Grinberg, Esq.

                James J. Vieceli, Esq.

Fax: (310) 312-4224

Section 7.4   Governing Law.  THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS LOAN AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

Section 7.5   Successors and Assigns.  This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and permitted assigns, and any receiver, trustee in bankruptcy, or representative of the creditors of each such Person; provided, that the Borrower may not assign this Loan Agreement without the prior written consent of the Lender, such consent not to be unreasonably withheld; provided, further that the Lender may not assign this Loan Agreement without the prior written consent of the Lender, such consent not to be unreasonably withheld.

Section 7.6   Invalid Provisions.  If any provision of this Loan Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Loan Agreement, such provision shall be fully severable; this Loan Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Loan Agreement; and the remaining provisions of this Loan Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this

Loan Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Loan Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

Section 7.7   Amendments.  This Loan Agreement may be amended, at any time and from time to time in whole or in part, or terminated, only by an instrument in writing, duly executed by all of the parties hereto.

Section 7.8   Counterparts.  This Loan Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 7.9   Continuation of Rights.  The failure or refusal of a party hereto to exercise any right granted in this Loan Agreement shall not be deemed a waiver of the right to exercise future rights which may arise hereunder.

Section 7.10   Entire Agreement.  This Loan Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior agreements, discussions and understandings.

Section 7.11   Consent to Jurisdiction and Service of Process.  Any legal action, suit or proceeding arising out of or relating to this Loan Agreement or the transactions contemplated hereby may be instituted in any federal court in the State of Delaware, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than the federal courts in Delaware.

[Remainder of page intentionally left blank]

AVP, INC.		RJSM PARTNERS, LLC,
a Delaware corporation		a Delaware limited liability company

By	/s/ Leonard Armato	By	/s/ Nicholas Lewin
Name: Leonard Armato		Name:
Title: CEO, Chairman, and Commissioner		Title:

Signature Page to Loan Agreement

2

DEFINITIONS ADDENDUM

This Definitions Addendum is an attachment to and part of that certain LOAN AGREEMENT (“Loan Agreement”) dated as of September 8, 2008 between AVP, Inc. and RJSM Partners, LLC Except as otherwise stated in the Loan Agreement, the following terms shall have the following meanings:

“Arising Out Of” means directly or indirectly arising out of, relating in any manner to, arising in connection with, growing out of or stemming from, or in any manner caused by or resulting from, whether by action or inaction and whether such action or inaction be culpable and whether such action be in contract, tort or otherwise.

“Basic Documents” means this Loan Agreement, the Securities Purchase Agreement, the Subscription Agreement, the Notes, and the Registration Rights Agreement.

“Borrower” means AVP, Inc., a Delaware corporation.

“Business Day” means any day other than (i) a Saturday, Sunday or legal holiday, or (ii) a day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Change of Control” means (a) any consolidation, merger, reorganization, recapitalization or sale in one or more related transactions of the Borrower with or into any other corporation or other entity or person, or any other corporate reorganization or sale of securities of the Borrower, in which the stockholders of the Borrower immediately prior to such consolidation, merger, reorganization or sale, own less than fifty percent (50%) of the Borrower’s voting power immediately after such consolidation, merger, reorganization or sale, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Borrower’s voting power is transferred; or (b) a sale, lease or other disposition of all or substantially all of the assets of the Borrower.

“Default” or “Event of Default” has the meaning given the term in Section 6.1 of the Loan Agreement.

“Effective Date” means the Initial Effective Date or the Second Effective Date, as applicable.

“Governmental Body” means any foreign or domestic government; court; federal, state, county, municipal or other department, commission, board, bureau, agency, administrator, public authority or instrumentality; arbitrator; mediator; or other governmental regulator or authority.

“Indebtedness” means, with respect to any Person, at a particular date, means all indebtedness of such Person for borrowed money; provided, that, in no event shall Indebtedness include any trade and other accounts payable which are not overdue for a period of more than 60 days or, if overdue for more than 60 days, as to which a dispute exists and adequate reserves in conformity with generally accepted accounting principles in the United States in effect from time to time have been established on the books of such Person.

1

“Initial Effective Date” has the meaning given that term in Section 2.1 of the Loan Agreement.

“Initial Loan” has the meaning given that term in Section 2.1 of the Loan Agreement.

“Loan Agreement” means this Loan Agreement, as the same may be amended, extended or renewed from time to time.

“Maturity Date” has the meaning given that term in Section 3.1 of the Loan Agreement.

“Maturity Date Payment” has the meaning given that term in Section 3.1 of the Loan Agreement.

“Note” means the promissory note in substantially the form attached as Exhibit A, as extended, renewed or amended from time to time.

“Notes” has the meaning given that term in Section 2.1 of the Loan Agreement.

“Obligations” means all obligations for principal or interest on the Note and all other amounts of every nature whatsoever due or to become due the Lender under this Loan Agreement.

“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, joint venture, association, joint stock company, sole proprietorship, business trust, unincorporated organization or government or other agency or political subdivision thereof.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of September 8, 2008, between the Borrower and the Lender.

“Requirement of Law” means, with respect to any Person, the now or hereafter existing articles or certificate of incorporation and bylaws, the partnership or limited liability company agreement or other organizational or governing documents of such Person, and any law, treaty, rule, order, judgment, decree, injunction, writ, or regulation, or a final and binding determination of an arbitrator, mediator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Shares” has the meaning given that term in the Securities Purchase Agreement.

“Restricted Share Price” means $0.50 per share.

“Second Effective Date” has the meaning given that term in Section 2.1 of the Loan Agreement.

“Second Loan” has the meaning given that term in Section 2.1 of the Loan Agreement.

“Second Note” has the meaning given that term in Section 2.1 of the Loan Agreement.

2

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of September 8, 2008, between the Borrower and the Lender.

“Subscription Agreement” means that certain Subscription Agreement, dated as of September 8, 2008, between the Borrower and the Lender.

“Taxes” means for any Person any federal or state tax, assessment, duty, levy, withholding liability, impost and other charges of every nature whatsoever imposed by any Governmental Body on such Person or on any of its property or because of any, revenue, income, sales, use, product, employee or franchise, and any interest or penalty with respect to any of the foregoing.

3

Exhibit A

[Form of Promissory Note]

4

Exhibit B

Wire Transfer Instructions

Bank Name	City National Bank
Bank Address	400 N. Roxbury Dr., Beverly Hills, CA 90210
Telephone	(213) 427-5050

Account Name	AVP Pro Beach Volleyball Tour
Account Number	101817423
ABA #	122016066

5